Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-142182, 333-100648 and 333-61862 on Form S-3 and Registration Statement Nos. 333-182459, 333-179399, 333-178436, 333-164955, 333-157579, 333-151088, 333-151087, 333-153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131 on Form S-8 of Nuance Communications, Inc. of our report dated May 21, 2012, related to the financial statements of Vlingo Corporation as of and for the years ended December 31, 2011 and 2010, appearing in the Current Report on Form 8-K/A of Nuance Communications, Inc. dated on or about July 20, 2012.

/s/ Deloitte & Touche LLP

Boston, MA

July 20, 2012